Execution Version

PURCHASE AND SALE AGREEMENT
DATED JULY 31, 2019,
BY AND BETWEEN
LILIS ENERGY, INC.,
AS SELLER,
AND
WINKLER LEA ROYALTY, L.P.,
AS BUYER

8267959

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS		1
ARTICLE 2 SALE AND TRANSFER OF CONVEYED ASSETS; CLOSING		12
2.01	Conveyed Assets.	12
2.02	Purchase Price.	13
2.03	Closing.	13
2.04	Closing Obligations.	13
2.05	Allocations and Adjustments.	14
2.06	Assumption.	14
2.07	Allocation of Purchase Price; Tax Allocation.	14
2.08	Required Consent.	15
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SELLER		16
3.01	Organization and Good Standing.	16
3.02	Authority; No Conflict.	16
3.03	Bankruptcy.	17
3.04	Taxes.	17
3.05	Legal Proceedings.	17
3.06	Brokers.	17
3.07	Material Contracts.	17
3.08	Governmental Authorizations	18
3.09	No Violations of Laws	18
3.10	Required Consents and Preferential Purchase Rights.	18
3.11	Compliance with Leases.	18
3.12	Royalties	18
3.13	No Prepayments	18
3.14	Environmental Matters	19
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BUYER		19
4.01	Organization and Good Standing.	19
4.02	Authority; No Conflict.	19
4.03	Legal Proceedings.	20
4.04	Governmental Consent.	20
4.05	Accredited Investor.	20
4.06	Basis of Buyer’s Decision.	20
4.07	Brokers.	20
4.08	Financial Ability.	21
4.09	Bankruptcy.	21
ARTICLE 5 INDEMNIFICATION; REMEDIES; DISCLAIMER		21
5.01	Survival.	21
5.02	Indemnification by Seller.	22

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5.03	Indemnification by Buyer.	23
5.04	Time Limitations.	23
5.05	Limitations on Indemnification.	23
5.06	Indemnification Actions	25
5.07	Disclaimer.	26
5.08	Compliance With Express Negligence Test	.
5.09	Limitations of Liability.	28
5.10	Waiver of Right of Rescission.	28
ARTICLE 6 CONVEYED ORRI REPURCHASE RIGHT		28
6.01	Conveyed ORRI Repurchase Right.	28
ARTICLE 7 GENERAL PROVISIONS		30
7.01	Records.	30
7.02	Expenses.	30
7.03	Notices.	31
7.04	Further Assurances.	33
7.05	No Waiver.	33
7.06	Entire Agreement.	33
7.07	Assignments, Successors, and No Third-Party Rights.	33
7.08	Severability.	34
7.09	Article and Section Headings, Construction.	34
7.10	Governing Law.	34
7.11	Counterparts.	35
7.12	Confidentiality.	35
7.13	Specific Performance	36
7.14	Amendment	36
7.15	No Recourse	36
7.16	Waiver of Consumer Rights.	37

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EXHIBITS AND SCHEDULES

Exhibit “A”	Leases

Exhibit “A-1”	Units

Exhibit “B”	Wells

Exhibit “C”	Form of Assignment of Overriding Royalty Interest

Exhibit “D”	Excluded Wells

Schedule 1.01	Certain Permitted Encumbrances

Schedule 2.07(a)	Allocation of Value

Schedule 3.02(b)	No Conflicts

Schedule 3.05	Legal Proceedings

Schedule 3.07	Material Contracts
Schedule 3.09        Violations of Laws
Schedule 3.10        Required Consents and Preferential Purchase Rights
Schedule 3.14(a)    Environmental Matters
Schedule 3.14(b)    Environmental Notices

iii

PURCHASE AND SALE AGREEMENT
This Purchase and Sale Agreement (this “Agreement”) is executed as of July 31, 2019 (the “Closing Date”), by and between LILIS ENERGY, INC., a Nevada corporation (“Seller”), and WINKLER LEA ROYALTY, L.P., a Delaware limited partnership (“Buyer”). Seller and Buyer are sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties.”
RECITAL
Seller desires to sell, and Buyer desires to purchase, an overriding royalty interest in and to certain oil, gas, and mineral properties and related assets and contracts described herein for the consideration and on the terms and conditions set forth in this Agreement.
AGREEMENT
For and in consideration of the promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:
ARTICLE 1
DEFINITIONS
For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article 1 when capitalized:
“Affiliate” – means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person. The term “control” and its derivatives with respect to any Person mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” – as defined in the preamble to this Agreement.
“Asset Taxes” – ad valorem, property, excise, sales, use, severance, production or similar taxes (including any interest, fine, penalty or additions to tax imposed by Governmental Bodies in connection with such taxes) based upon operation or ownership of the Conveyed Assets or the production of Hydrocarbons or the receipt of proceeds therefrom, but excluding, for the avoidance of doubt, income, franchise, and similar Taxes and Transfer Taxes.
“Assumed Liabilities” – as defined in Section 2.06.
“Breach” – a breach of a representation, warranty, covenant, obligation, or other provision of this Agreement shall be deemed to have occurred if there is or has been any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision.
“Business Day” – any day other than a Saturday, Sunday, or any other day on which commercial banks in the State of Texas are authorized or required by law or executive order to close.
“Buyer” – as defined in the preamble to this Agreement.
“Buyer Group” – Buyer and its Affiliates, and any of their respective Representatives.
“Buyer Transaction Expense Amount” all reasonable, out-of-pocket and documented Third Party transaction expenses paid by Buyer to its legal, title and environmental advisors in connection with the negotiation and execution of this Agreement, in the amount specified to Seller in writing prior to Closing.
“Claim” – as defined in Section 5.06(a).
“Claim Notice” – as defined in Section 5.06(a).
“Closing” – the closing of the Contemplated Transactions.
“Closing Date” – as defined in the preamble to this Agreement.
“Code” – the Internal Revenue Code of 1986, as amended.
“Consent” – any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization) from any Person that is required to be obtained in connection with the execution or delivery of this Agreement or the consummation of the Contemplated Transactions.
“Contemplated Transactions” – all of the transactions contemplated by this Agreement, including:
(a)the sale of the Conveyed Assets by Seller to Buyer;
(b)the performance by the Parties of their respective covenants and obligations under this Agreement, including the execution of the Instrument of Conveyance and any other transaction documents contemplated by this Agreement; and
(c)Buyer’s acquisition, ownership, and exercise of control over the Conveyed Assets.
“Contract” – any written or oral contract, agreement, or instrument to which Seller is a party (or is a successor or assignee of a Person) to the extent that such contract, agreement or instrument binds or burdens any of the Properties, including operating agreements; unitization, pooling, and communitization agreements, declarations, and orders; joint venture agreements; farmin and farmout agreements; exploration agreements; area of mutual interest agreements; participation agreements; exchange agreements; transportation or gathering agreements; agreements for the sale and purchase of Hydrocarbons; processing agreements; and marketing agreements, but excluding, for the avoidance of doubt, any master service agreements.
“Control” – possession, directly or indirectly, of the power to direct or cause the direction of management, policies, or action of a Person through the (a) ownership of fifty percent (50%) or more of the Person’s voting rights; (b) pursuant to a written agreement or contract, a majority of membership in management or in the group appointing or electing management; or (c) otherwise a majority of control through formal or informal arrangements or business relationships, and the corresponding terms “Controlling,” “Controlled by” and “under common Control with” shall have their correlative meanings.
“Conveyed Assets” – as defined in Section 2.01.
“Conveyed ORRI Percentage” – as defined in Section 2.01(a).
2    “Conveyed ORRI Repurchase Right” – as defined in Section 6.01(a).
3    “Conveyed ORRIs” – as defined in Section 2.01(a).
4    “Customary Post-Closing Consent” – as defined in the definition of “Permitted Encumbrances.”
“Damages” – any and all claims, demands, causes of action, payments, charges, judgments, assessments, losses, liabilities, damages, penalties, fines, expenses, costs, fees, settlements, and deficiencies, including any reasonable attorneys’ fees, legal, and other costs and expenses suffered or incurred therewith.
“Defensible Title” – title of Seller with respect to the Conveyed ORRIs that, as of the Effective Time and as of the Closing Date, and subject to the Permitted Encumbrances, is deducible of record or title evidenced by unrecorded instruments or elections, in each case, made or delivered pursuant to joint operating agreements, pooling agreements or unitization agreements and:
(a)with respect to each (i) Unit (subject to any reservations, limitations or depth restrictions described in Exhibits “A” and “A-1” for such Unit), entitles Seller to receive not less than the total number of Net Royalty Acres listed on Exhibit “A-1” for such Unit; and (ii) each Well, entitles Seller to not less than the Net Revenue Interest listed on Exhibit “B” for such Well, as to the currently producing formation of Well, except, in each case of (i) or (ii), (A) any decreases in connection with those operations in which any Working Interest owner may elect under any operating agreement, after the Closing Date, to be a non-participating co-owner, (B) any decreases resulting from reversion of interest to co-owners with respect to operations in which such co-owners elect under an operating agreement, after the Closing Date, not to participate, (C) any decreases resulting from the establishment or amendment, after the Closing Date, of pools or units, (D) any decreases required to allow interest owners to make up or settle imbalances for Hydrocarbons produced after the Effective Time, or (E) as otherwise specifically stated in Exhibit “A”, Exhibit “A-1” or Exhibit “B”; and
(b)is free and clear of all Encumbrances.
“Effective Time” – 12:01 a.m. Central Time on July 1, 2019.
“Encumbrance” – any charge, equitable interest, privilege, lien, mortgage, deed of trust, production payment, option, pledge, collateral assignment, security interest or other similar arrangement or other encumbrance of any kind.
“Environmental Law” – any applicable Legal Requirement relating to pollution or protection of the environment, health (as such relates to exposure to Hazardous Materials), wildlife or natural resources, or the use, storage, emission, discharge, clean-up, release, or threatened release of Hazardous Materials on or into the environment or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation or handling of Hazardous Materials, including the Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Federal Water Pollution Control Act, as amended, the Resources Conservation and Recovery Act, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendment and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and comparable state and local Legal Requirements.
“Excluded Assets” – the following assets, which are not included in the Contemplated Transactions:
(a)except to the extent related to the Assumed Liabilities, all accounts receivable (or other amounts due and payable to Seller or its Affiliates), audit rights, claims and causes of action of Seller or its Affiliates (i) arising from acts, omissions, or events related to, or damage to or destruction of, the Properties occurring prior to the Effective Time, (ii) arising under or with respect to any of the Contracts or otherwise with respect to the Properties that are attributable to periods of time prior to the Effective Time (including claims for adjustments or refunds); (iii) relating to the Retained Obligations or any other matter for which Seller is obligated to indemnify Buyer hereunder; or (iv) with respect to the other Excluded Assets;
(b)all rights, titles, claims, and interests of Seller or its Affiliates (except to the extent related to the Assumed Liabilities) (i) arising from acts, omissions or events related to, or damage to or destruction of, the Properties prior to the Effective Time or (ii) relating to the Retained Obligations; in each case, (x) under any policy or agreement of insurance or indemnity held by, or in favor of, Seller or its Affiliates, (y) under any bond, or (z) to any insurance or condemnation proceeds or awards;

(c)claims of Seller or its Affiliates for, and rights of Seller or its Affiliates to, refunds of or loss carry forwards to of any (i) Asset Taxes attributable to any period prior to the Effective Time, (ii) income, franchise or similar Taxes, or (iii) any Taxes attributable to the Excluded Assets;
(d)all Hydrocarbons produced from or attributable to the Properties prior to the Effective Time and the proceeds therefrom;
(e)all Excluded Records;
(f)all of Seller’s right, title and interest in and to the Properties other than the Conveyed Assets, together with all personal property of Seller and its Affiliates;
(g)all of Seller’s right, title and interest in and to any wells set forth on Exhibit “D” (the “Excluded Wells”), and all Hydrocarbons produced therefrom or allocated thereto and all proceeds therefrom; and
(h)any Conveyed Assets excluded from the Contemplated Transactions pursuant to the terms of this Agreement.
“Excluded Records” – any: (a) records that Seller is prohibited from disclosing to Buyer by applicable Legal Requirements or confidentiality or similar arrangements under written agreements with Persons that are not Affiliates of Seller (provided that Seller shall use commercially reasonable efforts to obtain waivers of any such confidentiality arrangements, at no cost and expense to Seller); (b) records protected by an attorney-client privilege (excluding title opinions); (c) agreements and correspondence between Seller or any of its Affiliates and any of their Representatives, including any such agreements and correspondence relating to the Contemplated Transactions; (d) all documents prepared or correspondence received by Seller or its Affiliates with respect to proposals submitted by purchasers other than Buyer for the purchase of the Conveyed Assets or of analyses of the Conveyed Assets or any such proposals; (e) Seller’s and its Affiliates’ corporate minute books, corporate, financial income and franchise Tax and legal records (including any documents that may be protected by an attorney-client privilege), and other business records, information or data to the extent related to any Excluded Assets or to Seller’s business generally and not primarily to the Conveyed Assets; and (f) all Geological and Geophysical Information.
5    “Excluded Wells” – as defined in the definition of “Excluded Assets.”
“Existing Burdens” – all valid Royalties of record upon, measured by or payable out of production of Hydrocarbons from or attributable to a Lease and existing as of the Effective Time, but excluding the Conveyed ORRIs.
“Fundamental Representations” – as defined in Section 5.01(a)(i).

“Geological and Geophysical Information” – data, core and fluid samples and other engineering, geological and/or geophysical studies (including seismic data, studies, analyses, interpretations and information), and other similar information and records, in each case relating to the Properties.
“Governmental Authorization” – any approval, consent, license, permit, registration, franchise, order, variance, exemption, waiver, consent or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.
“Governmental Body” – any federal, state, county, local, tribal, municipal, or other government authority or judicial or regulatory agency or instrumentality exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.
“Hazardous Materials” – any: (a) chemical, constituents, material, pollutant, contaminant, substance, or waste that (i) is defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants” or “pollutants” or words of similar meaning and regulatory effect or (ii) is regulated by any Governmental Body or Environmental Law due to its dangerous, deleterious, hazardous or toxic characteristics; (b) asbestos containing material, lead-based paint, polychlorinated biphenyls, radioactive materials or radon; and (c) petroleum, Hydrocarbons, or petroleum products.
“Hydrocarbons” – oil, gas, minerals, and other gaseous and liquid hydrocarbons, or any combination of the foregoing.
“Instrument of Conveyance” – the Assignment of Overriding Royalty Interest in the form of Exhibit “C” attached hereto. The Instrument of Conveyance shall be without warranty of title, whether express, implied, statutory, or otherwise, except that they shall include a special warranty of Defensible Title as to claims arising by, through, or under Seller or its Affiliates, but not otherwise, subject to the Permitted Encumbrances and the terms and provisions of this Agreement.
“Knowledge” – an individual will be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter. Seller will be deemed to have “Knowledge” of a particular fact or other matter if any of the following individuals has Knowledge of such fact or other matter: Joseph Daches, Neal Rudderow and Austin Brooks. Buyer will be deemed to have “Knowledge” of a particular fact or other matter if any of the following individuals has Knowledge of such fact or other matter: Markus Specks.
“Leases” – as defined in Section 2.01(a).

“Legal Requirement” – any law, regulation, Order, constitution, ordinance, or rule, including rules of common law, statute, treaty, or other legally enforceable directive or requirement, or Environmental Law, in each case, of any Governmental Body.
“Material Contract” – any of the following:
(a)any Contract that can reasonably be expected to result in aggregate payments by or revenues to Seller with respect to the Properties of more than $250,000 over the term of such Contract (based solely on the terms thereof and without regard to any expected increase in volumes or revenues);
(b)any Hydrocarbon purchase and sale, exchange, marketing, compression, gathering, transportation, processing, refining, or similar Contract (in each case) to which Seller is a party (or to which any portion of the Properties is subject) with respect to Hydrocarbons from the Properties that is not terminable without penalty on thirty (30) days’ or less notice;
(c)any Contract binding upon Seller to sell, lease, farmout, or otherwise dispose of or encumber any interest in any of the Properties (other than the sale of Hydrocarbons in the ordinary course of business) after the Effective Time, other than conventional rights of reassignment arising in connection with Seller’s surrender or release of any of the Properties (except where any such right of reassignment has already been triggered);
(d)any Contract that constitutes a non-competition agreement or any agreement that purports to restrict, limit, or prohibit the manner in which, or the locations in which, Seller conducts business, including area of mutual interest or similar Contracts;
(e)any Contract with any Affiliate of Seller that will be binding on Buyer or the Conveyed Assets after the Effective Time;
(f)any Contract that contains a call on production; and
(g)any Contract that constitutes a joint or unit operating agreement, farmout agreement, pooling, communitizing or unitizing agreement or order, participation agreement, joint venture agreement, partnership agreement or similar Contract.
“Net Acres” – either of the following:
(a)as computed separately with respect to each Lease identified on Exhibit “A” (in each case, subject to any reservations, limitations or depth restrictions described in Exhibit “A” for such Lease), (a) the gross number of acres in the lands covered by such Lease, multiplied by (b) the undivided fee simple mineral interest (expressed as a percentage) in the lands covered by that Lease (as determined by aggregating the fee simple mineral interests owned by each lessor of that Lease in the lands), multiplied by (c) Seller’s undivided percentage interest that is burdened with the obligation to bear and pay costs and expenses in that Lease; provided that if the items in (b) or (c) vary as to different tracts covered by that Lease, a separate calculation shall be done for each such tract.  For example, if a Lease in which Seller owns an undivided fifty percent (50%) working interest covers a 20-acre tract in which the lessors of such Lease own an undivided one-half (1/2) fee mineral interest and a separate and distinct 40-acre tract in which the lessors of such Lease own an undivided one fourth (1/4) fee mineral interest, then the Lease would cover ten (10) Net Acres (i.e., (20 × 0.5 × 0.5) + (40 × 0.25 × 0.5) = 10); or
(b)as computed separately with respect to each Unit identified on Exhibit “A-1”, the total number of Net Acres owned by Seller in the Leases to the extent located within such Unit.
“Net Revenue Interest” – with respect to a Well, the interest in and to all Hydrocarbons produced, saved and sold from or allocated to such Well (subject to any reservations, limitations or depth restrictions described in Exhibit “B” for such Well), or from the currently producing formation of such Well, in each case, after satisfaction of all other Royalties.
“Net Royalty Acres” – with respect to a Unit, the number of Net Acres for such Unit, multiplied by the Conveyed ORRI Percentage set forth on Exhibit “A-1” for such Unit.
“No-Recourse Party” – as defined in Section 7.15.
“NORM” – naturally occurring radioactive material.
“Order” – any award, decision, injunction, judgment, order, ruling, decree, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.
“Organizational Documents” – (a) the articles of incorporation and bylaws of a corporation, (b) the articles of organization and regulations of a limited liability company, (c) the certificate of limited partnership and limited partnership agreement of a limited partnership, and (d) any amendment to or restatement of any of the foregoing.
“Party” – as defined in the preamble to this Agreement.
“Permitted Encumbrance” – any of the following:
(a)all Royalties and similar burdens existing as of the Effective Time in the applicable County(ies) where the Properties are located if the net cumulative effect of such Royalties and similar burdens do not (i) reduce Seller’s Net Royalty Acres with respect to any Unit below the amount set forth on Exhibit “A-1” for such Unit or (ii) reduce Seller’s Net Revenue Interest with respect to the currently producing formation of any Well below the amount shown in Exhibit “B” for such Well;
(b)all rights to consent by, required notices to, filings with or other actions of Governmental Bodies or any applicable Governmental Authorizations that are customarily obtained after closing in transactions of this nature (“Customary Post-Closing Consents”);

(c)any easement, permit, license, servitude, right-of-way, surface lease, franchise, plat restriction, restrictive covenant or condition or other surface right or estate affecting the Properties to the extent the same do not (i) reduce Seller’s Net Royalty Acres with respect to any Unit below the amount set forth on Exhibit “A-1” for such Unit or (ii) reduce Seller’s Net Revenue Interest with respect to the currently producing formation of any Well below the amount shown in Exhibit “B” for such Well;
(d)the terms and conditions (including liens arising thereunder in respect of any obligations that are not yet due or delinquent or for which the applicable holder thereof has not otherwise commenced enforcement proceedings) of the Leases and Contracts to the extent the same do not (i) reduce Seller’s Net Royalty Acres with respect to any Unit below the amount set forth on Exhibit “A-1” for such Unit or (ii) reduce Seller’s Net Revenue Interest with respect to the currently producing formation of any Well below the amount shown in Exhibit “B” for such Well;
(e)liens for Taxes that are not yet due or delinquent, or if delinquent that are being contested in good faith and described on Schedule 1.01;
(f)vendors, carriers, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction or other like liens arising by operation of law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due, or if delinquent that are being contested in good faith and described on Schedule 1.01;
(g)all Legal Requirements (including zoning, building and land use laws) and rights reserved to or vested in any Governmental Body to regulate the Leases, to terminate any right, power, franchise, license or permit afforded by such Governmental Body, or to purchase, condemn or expropriate any of the Conveyed Assets;
(h)non-governmental Third Party Consents and Preferential Purchase Rights and similar rights;
(i)rights of tenants-in-common in and to the Leases;
(j)“free gas” arrangements under the terms of any Lease;
(k)calls on production under existing Contracts or other instruments affecting the Properties or Conveyed Assets;
(l)limitations (including drilling and operating limitations) imposed on the Leases by reason of the rights of subsurface owners or operators in a common property (including the rights of coal and timber owners);
(m)the Proceedings set forth on Schedule 3.05;

(n)defects or irregularities in the chain of title consisting of the failure to recite marital status, to the extent such failure has not resulted in another Person’s superior claim of title;
(o)defects that have been cured by possession under applicable statutes of limitation for adverse possession or the applicable period for prescription;
(p)defects arising out of a lack of evidence of entity authorization, to the extent the same has not resulted in another Person’s superior claim of title;
(q)excepting circumstances where such rights have already been triggered prior to the Closing Date, customary rights of reassignment arising upon final intention to abandon or release any of the Leases
(r)all other defects or irregularities of title, if any, affecting the Conveyed Assets which do not, individually or in the aggregate, (i) reduce Seller’s Net Royalty Acres with respect to any Unit below the amount set forth on Exhibit “A-1” for such Unit or (ii) reduce Seller’s Net Revenue Interest with respect to the currently producing formation of any Well below the amount shown in Exhibit “B” for such Well; and
any Encumbrance that is discharged by Seller or its Affiliates at or prior to Closing.
“Person” – any individual, firm, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.
“Preferential Purchase Right” – any preferential right to purchase, right of first refusal, maintenance of uniform interest or similar right or agreement that enables any Person to purchase or acquire the Conveyed Assets or any interest therein or portion thereof as a result of or in connection with the execution or delivery of this Agreement or the consummation of the Contemplated Transactions.
“Proceeding” – any proceeding, action, arbitration, audit, hearing, investigation, request for information, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.
“Properties” – collectively, the Leases, the Units and the Wells.
“Purchase Price” – as defined in Section 2.02.
“Receiving Party” – as defined in Section 7.12.
“Records” – as defined in Section 2.01(c).
“Recourse Parties” – as defined in Section 7.15.

“Representative” – with respect to a particular Person, any owner, stockholder, partner, member, controlling Person, director, officer, manager, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.
“Repurchase Period” – as defined in Section 6.01(a).
“Repurchase Price” – as defined in Section 6.01(b).
“Required Consent” – a Consent by a Third Party (a) that if not obtained prior to the assignment of the Conveyed Assets, would result in or give the holder thereof the right to (i) void or nullify the Instrument of Conveyance with respect to such Conveyed Asset or (ii) terminate Seller’s interest in the Conveyed Asset subject to such Consent; or (b) does not provide, by its express terms, that such Consent cannot be unreasonably withheld, conditioned or delayed; provided, however, “Required Consent” does not include any Customary Post-Closing Consent.
“Retained Obligations” – all Damages, known or unknown, (a) with respect to the to the Conveyed Assets to the extent arising from, relating to or attributable to periods prior to the Effective Time; (b) for Seller Taxes; and/or (c) with respect to obligations payable to any Affiliate of Seller (other than in the ordinary course of business).
“Royalties” – royalties, overriding royalties, production payments, carried interests, net profits interests, reversionary interests, back-in interests and other burdens and encumbrances upon, measured by or payable out of production.
“Seller” – as defined in the preamble to this Agreement.
“Seller Change of Control” – any direct or indirect change in Control of Seller after the Closing Date (whether through merger, sale of shares and/or other equity interests, or otherwise), through a single transaction or series of related transactions, from one or more transferors to one or more transferees (other than any transfer to any Affiliates of Seller); provided that, a Seller Change of Control will be deemed not to have occurred if after such single transaction or series of related transactions Varde Partners, Inc. Controls Seller (whether as the owner of fifty percent (50%) or more of Seller’s voting rights or otherwise).
“Seller Group” – Seller and its Representatives, and any of their respective Affiliates.
“Seller Taxes” – (a) income, franchise or similar Tax liability imposed by any applicable Legal Requirement on Seller, including without limitation any liability of Seller for such Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract or otherwise, (b) Asset Taxes allocable to Seller pursuant to Section 7.02(b), and (c) Taxes attributable to the Excluded Assets for any Tax period.

“Straddle Period” – any tax period beginning before and ending on or after the Effective Time.
“Tax” or “Taxes” – (a) any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, assessments, unclaimed property and escheat obligations and other governmental charges imposed by any Governmental Body, including income, profits, franchise, withholding, employment, social security (or similar), disability, occupation, ad valorem, property, value added, capital gains, sales, goods and services, use, real or personal property, environmental (including taxes under Section 59A of the Code), capital stock, license, branch, payroll, estimated, unemployment, severance, compensation, utility, stamp, occupation, premium, windfall profits, transfer, gains, production and excise taxes, and customs duties, together with any interest, penalties, fines, or additions thereto; (b) any liability for the payment of any amounts of the type described in clause (a) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (c) any liability for the payment of any amounts of the type described in clauses (a) or (b) of this definition as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity.
“Tax Allocation” – as defined in Section 2.07(b).
“Tax Returns” – any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements supplied or required to be supplied to a Governmental Body in connection with Taxes, including any schedule or attachment thereto or amendment thereof.
“Third Party” – any Person other than a Party to this Agreement or its Affiliates.
“Threatened” – a claim, Proceeding, dispute, action, or other matter will be deemed to have been “Threatened” if any demand or statement has been made in writing to a Person or any of its directors, officers or managers.
“Transfer” means any sale, assignment, conveyance, transfer or other disposition, voluntary or involuntary, by operation of law (including by merger or other business combination transaction) or otherwise, and whether effected directly by a Party or indirectly by sale or other disposition of equity interests in a Party or a Person that controls such Party. When used as a verb, the term “Transfer” shall have a correlative meaning.
“Transfer Taxes” – any sales, use, transfer, stamp, documentary, registration, value-added, and similar Taxes (but excluding Taxes on gross or net income, gross receipts, or margin), and duties, levies, recording fees, and similar governmental charges imposed upon, or with respect to, the Contemplated Transactions, as well as any interest, penalty, or addition thereto, whether disputed or not.
“Units” – the pooled oil and gas units identified on Exhibit “A-1”.

“Wells” – as defined in Section 2.01(b).
“Working Interest” means, with respect to any Lease or Well, the percentage interest that is burdened with the obligation to bear and pay the costs and expenses associated with the exploration, drilling, development, operation, maintenance and abandonment on or in connection with such Lease or Well, but without regard to the effect of any Royalties or to any obligation or right of any other Person to carry, or be carried for, such costs.
ARTICLE 2
SALE AND TRANSFER OF CONVEYED ASSETS; CLOSING
2.01    Conveyed Assets. Subject to the terms and conditions of this Agreement and the Permitted Encumbrances, at the Closing, Seller shall sell and transfer to Buyer, effective as of the Effective Time, the following, in each case, except to the extent constituting Excluded Assets (collectively, the “Conveyed Assets”):

(a)
an overriding royalty interest in and to all Hydrocarbons produced from the oil, gas, and mineral leases and subleases described on Exhibit “A”, subject to any reservations, limitations or depth restrictions described in Exhibit “A” (the “Leases”) equal to, for each Lease, the positive difference, if any, between twenty-five percent (25%), less Existing Burdens (such percentage, the “Conveyed ORRI Percentage”, and such overriding royalty interests, collectively, the “Conveyed ORRIs”);

(b)
all rights and interests derived from the Conveyed ORRIs in any and all Hydrocarbon wells located on any of the lands covered by the Leases, whether producing, shut-in, plugged or abandoned, but excluding the Excluded Wells (such interest in such wells, including the wells set forth in Exhibit “B”, the “Wells”), and all Hydrocarbons produced therefrom or allocated thereto attributable to the Conveyed ORRIs from and after the Effective Time; and

(c)
excluding the Excluded Records and subject to Section 7.01, all files (whether originals, copies, or in digital or electronic format), including the title files; abstracts of title; title opinions; title information; title commitments; land surveys; maps; data; correspondence; accounting files; Asset Tax records; division of interest computer printouts; analyses; interpretations; and all other files, documents, materials, information, instruments, books and records of every kind and description in Seller’s or any of its Affiliates’ possession or control which affect, concern, pertain or relate to, or are used directly in connection with, the Conveyed Assets (the “Records”).

2.02    Purchase Price. The purchase price for the Conveyed Assets will be $14,457,708 Dollars (the “Purchase Price”).

2.03    Closing. The Closing shall take place electronically at 10:00 a.m. local time in Houston, Texas on the Closing Date.

2.04    Closing Obligations. At the Closing:

(a)	Seller shall deliver or cause to be delivered to Buyer:

(i)	the Instrument of Conveyance executed and acknowledged by Seller in sufficient counterparts to facilitate recording in the applicable county real property records where the Properties are located;

(ii)	a properly executed certification, prepared in accordance with Treasury Regulations section 1.1445-2(b), of Seller’s non-foreign status;

(iii)
executed recorded or recordable releases of all liens and other security interests burdening the Conveyed Assets (other than Permitted Encumbrances) arising by, through or under Seller, in a form prepared by Seller and reasonably acceptable to Buyer; and

(iv)	all other instruments, documents, and other items reasonably necessary to effectuate the terms of this Agreement, as may be reasonably requested by Buyer.

(b)	Buyer shall deliver to Seller:

(i)	the Purchase Price, less the Buyer Transaction Expense Amount, by wire transfer to the account specified by Seller in a written notice provided to Buyer prior to the Closing Date;

(ii)	the Instrument of Conveyance executed and acknowledged by Buyer in sufficient counterparts to facilitate recording in the applicable county real property records where the Properties are located; and

(iii)	all other instruments, documents, and other items reasonably necessary to effectuate the terms of this Agreement, as may be reasonably requested by Seller.
2.05    Allocations and Adjustments. Buyer shall be entitled to all rights of ownership, including revenues, production, proceeds, income, and products from or attributable to the Conveyed Assets from and after the Effective Time, and to all other income, proceeds, receipts, and credits earned with respect to the Conveyed Assets on or after the Effective Time. Seller shall be entitled to all rights of ownership, including revenues, production, proceeds, income, accounts receivable, and products from or attributable to the Conveyed Assets, prior to the Effective Time. “Earned” as used in this Agreement, shall be interpreted in accordance with generally accepted accounting principles (GAAP) and Council of Petroleum Accountants Society (COPAS) standards. If, after the Closing Date, either Party receives any amounts owing to the other Party pursuant to this Section 2.05, such Party will promptly (and in any case within thirty (30) days following receipt thereof) remit such amounts to the other Party.

2.06    Assumption. From and after the Closing Date, Buyer shall assume, fulfill, perform, pay, and discharge all liabilities, obligations and Damages arising from, based upon, related to, or associated with the ownership of the Conveyed Assets (including liabilities, obligations and Damages with respect to the Permitted Encumbrances), in each case, to the extent arising from or relating to periods from and after the Effective Time (collectively, the “Assumed Liabilities”); provided, however, that the Assumed Liabilities do not include any Retained Obligations.
2.07    Allocation of Purchase Price; Tax Allocation.

(a)
The Purchase Price will be allocated among the Conveyed Assets as set forth on Schedule 2.07(a). The Parties agree to be bound by such allocation of value for purposes of the special warranty of Defensible Title in the Instrument of Conveyance.

(b)
Seller and Buyer agree that the Purchase Price and any liabilities assumed by Buyer under this Agreement that are treated as consideration for Tax purposes shall be allocated among the Conveyed Assets in accordance with Schedule 2.07(a) and Section 1060 of the Code and the Treasury regulations promulgated thereunder (and any similar provision of state, local or foreign law, as appropriate) (the “Tax Allocation”). A proposed Tax Allocation shall be delivered by Seller to Buyer within thirty (30) days after the Closing Date. Buyer and Seller shall use commercially reasonable efforts to agree to a final Tax Allocation. Seller and Buyer each agree to report, and to cause their respective Affiliates to report, the federal, state, and local income and other Tax consequences of the Contemplated Transactions, and in particular to report the information required by Section 1060(b) of the Code, and to jointly prepare Form 8594 (Asset Acquisition Statement under Section 1060 of the Code) as promptly as possible following the Closing Date and in a manner consistent with any agreed Tax Allocation, and shall not take any position inconsistent therewith upon examination of any Tax Return, in any refund claim, in any litigation, investigation, or otherwise, unless required to do so by any Legal Requirement after notice to and discussions with the other Party, or with such other Party’s prior written consent; provided, however, that nothing contained herein shall prevent Buyer or Seller from settling any proposed deficiency or adjustment by any Governmental Body based upon or arising out of the Tax Allocation, and neither Buyer nor Seller shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Body challenging the Tax Allocation.

2.08    Required Consent.

(a)
With respect to each Required Consent set forth on Schedule 3.10 that has not been obtained at or prior to Closing, Seller shall send letters seeking all such Required Consents promptly after Closing. Seller will thereafter use reasonable efforts (at no out-of-pocket cost or expense to Seller) to obtain such Required Consents, and Buyer (at no out-of-pocket cost or expense to Buyer) will provide any reasonable assistance requested by Seller to obtain such Required Consents. Notwithstanding anything to the contrary contained herein, Seller shall have no liability to Buyer for failure to obtain any such Consents (provided that Seller has complied with its obligations as set forth in this Section 2.08).

(b)
If, as of the Closing Date, a holder of a Required Consent set forth on Schedule 3.10 has not yet delivered such Required Consent, then the Conveyed Asset covered by that Required Consent will not be conveyed to Buyer at Closing but shall still be considered part of the Conveyed Assets in accordance with the provisions of Section 2.08(c), adjustments to the Purchase Price will still be made pursuant to Section 2.05 with respect to such Conveyed Asset, and the Purchase Price will not be reduced as a result of such non-conveyance.

(c)
If a Conveyed Asset has not been conveyed to Buyer at the Closing due to a failure to obtain a Required Consent, and if such Required Consent has been received or deemed received pursuant to the terms of the underlying agreement on or before one hundred twenty (120) days after the Closing Date, then (a) Seller shall so notify Buyer and (b) within ten (10) Business Days after Buyer’s receipt of such notice, Seller shall assign and convey to Buyer and Buyer shall accept from Seller such Conveyed Asset pursuant to the terms of this Agreement and an instrument in substantially the same form as the Instrument of Conveyance. As between Buyer and Seller, with respect to any Conveyed Asset for which a Required Consent has not been obtained by the Closing, (a) Seller shall hold such Conveyed Asset after Closing as nominee for Buyer, effective as of the Effective Time, and (b) Seller shall pay Buyer any revenues received by Seller that are associated with the Conveyed ORRIs for time periods from and after the Effective Time. If any Required Consent has not been received or deemed received on or before one hundred twenty (120) days after the Closing Date, then Seller shall no longer hold the affected Conveyed Assets as nominee for Buyer, and each Party shall repay to the other Party any amounts previously paid hereunder in respect of the Conveyed Asset, and such Conveyed Asset will be deemed not to have been conveyed to Buyer hereunder and shall be an Excluded Asset.

(d)    If any Consent applicable to the transactions contemplated hereby other than a Required Consent is not obtained prior to the Closing Date, then, subject to the other provisions of this Agreement, the Conveyed Asset subject to such Consent shall nevertheless be assigned by Seller to Buyer at Closing as part of the Conveyed Assets and Buyer shall have no claim against, and Seller shall have no liability for, the failure to obtain such Consent.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER
Subject to Seller’s applicable disclosure Schedules, Seller represents and warrants to Buyer, as of the Closing Date, as follows:
3.01    Organization and Good Standing. Seller is a Nevada corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada, and is duly qualified to do business and is in good standing in each jurisdiction in which the

Properties are located, with full corporate power and authority to conduct its business as it is now being conducted, and to own or use the Properties.
3.02    Authority; No Conflict.

(a)
The execution, delivery, and performance of this Agreement and the Contemplated Transactions have been duly and validly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller and at the Closing all instruments executed and delivered by Seller at or in connection with the Closing shall have been duly executed and delivered by Seller. This Agreement and the Contemplated Transactions constitute the legal, valid, and binding obligations of Seller, enforceable against Seller in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally and by general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).

(b)
Except as set forth in Schedule 3.02(b), and assuming the receipt of all Consents and approvals and the waiver of, or compliance with, all Preferential Purchase Rights (in each case) applicable to the Contemplated Transactions, neither the execution and delivery of this Agreement by Seller nor the consummation or performance of any of the Contemplated Transactions by Seller shall, directly or indirectly (with or without notice or lapse of time or both), (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of Seller, (B) any resolution adopted by the board of directors of Seller, (C) any material agreement or instrument to which Seller is a party or by which Seller is bound that affects any of the Conveyed Assets, or (D) any Order applicable to Seller as a party in interest or any Legal Requirement applicable to Seller’s interest in any of the Conveyed Assets; or (ii) except with respect to Permitted Encumbrances, result in the creation of any Encumbrance on any Conveyed Asset or give rise to any right of termination, cancellation, or acceleration under any provision of any Contract to which Seller is a party or by which any of the Conveyed Assets may be bound.

3.03    Bankruptcy. There are no bankruptcy, reorganization, receivership, or similar arrangement proceedings pending or being contemplated by, or, to Seller’s Knowledge, Threatened against, Seller or any Affiliate of Seller. Seller is, and will be immediately after giving effect to the Contemplated Transactions, solvent.
3.04    Taxes. All Tax Returns relating to or in connection with Seller’s acquisition, ownership, or operation of the Conveyed Assets required to be filed have been timely filed and all such Tax Returns are correct and complete in all material respects. All Taxes relating or applicable to Seller’s acquisition, ownership or operation of the Conveyed Assets (including Asset Taxes) that are or have become due have been timely paid in full, and Seller is not delinquent in the payment of any such Taxes. There is not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax of Seller relating to Seller’s acquisition, ownership or operation of the Conveyed Assets. There are no administrative or judicial proceedings pending or, to Seller’s Knowledge, Threatened against the Conveyed Assets or against Seller relating to or in connection with the Conveyed Assets by any Governmental Body with respect to Taxes. All Tax withholding and deposit requirements imposed by applicable Legal Requirements with respect to any of the Conveyed Assets or the business of Seller have been satisfied in full in all respects. There are no liens on any of the Conveyed Assets for Taxes, other than Permitted Encumbrances. No Property is subject to any tax partnership agreement or provisions requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state statute.
3.05    Legal Proceedings. Except as set forth on Schedule 3.05, there is no Proceeding pending or, to Seller’s Knowledge, Threatened against Seller or any Affiliate of Seller (a) that relates to or may affect any of the Conveyed Assets, or Seller’s ownership or operation thereof or (b) that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, Seller’s ability to consummate the Contemplated Transactions and perform its obligations hereunder and pursuant to any transaction document delivered in connection herewith.
3.06    Brokers. Neither Seller nor any of its Affiliates has incurred any obligation or liability, contingent or otherwise, for broker’s or finder’s fees with respect to the Contemplated Transactions other than obligations that are the sole responsibility of Seller.
3.07    Material Contracts. (a) Schedule 3.07 lists all Material Contracts in effect as of the Closing Date, (b) Seller is not (and has not claimed in writing to be) in material default or material breach (and no event has occurred that, with notice or lapse of time, or both, would become a material default or material breach by Seller) of any such Material Contracts, (c) to Seller’s Knowledge, all of the Material Contracts are in full force and effect, and (d) to Seller’s Knowledge, no other Person is in material default or breach with respect to such Person’s obligations under such Material Contracts. True and correct copies of each Material Contract have been provided by Seller to Buyer (including any amendments or modifications thereto).
3.08    Governmental Authorizations. Seller or an Affiliate of Seller has obtained and is maintaining all material Governmental Authorizations that are presently necessary or required by Seller for its ownership or operation of the Conveyed Assets as currently owned or operated by it.
3.09    No Violations of Laws. Except as set forth on Schedule 3.09, (a) Seller has not violated in any material respect any applicable Legal Requirement with respect to the ownership or operation of the Conveyed Assets, and (b) Seller has not received, nor has Knowledge of, any written notice from any Governmental Body alleging a violation of any Legal Requirements relating to the Conveyed Assets. This Section 3.09 shall not be deemed to include any matters relating to Taxes or arising under Environmental Laws, which are addressed exclusively under Section 3.04 and Section 3.14, respectively.

3.10    Required Consents and Preferential Purchase Rights. Except as set forth on Schedule 3.10, none of the Conveyed Assets, or any portion thereof, is subject to any Preferential Purchase Right or Required Consent requirement that is applicable to the transfer of the Conveyed Assets by Seller to Buyer or the consummation of the Contemplated Transactions. All Required Consents to assign affecting the Conveyed Assets and all waivers of such Preferential Purchase Rights have been obtained by Seller from the holders thereof, except with respect to Customary Post-Closing Consents or any applicable Governmental Authorizations that are customarily obtained after closing in transactions of this nature or as set forth on Schedule 3.10.
3.11    Compliance with Leases. To Seller’s Knowledge, Seller is in compliance in all material respects with the Leases. No written demands or notices of default or non-compliance or dispute (including those received electronically) have been issued to or received by Seller that remain uncured or outstanding. To Seller’s Knowledge, no event has occurred that with notice or lapse of time, or both, would constitute a material breach or default of any Lease by any party thereto.
3.12    Royalties. As of the Closing Date, Seller has paid, in all material respects, all delay rentals, shut-in royalties, Royalties and other burdens on or payable out of production from the Properties.
3.13    No Prepayments. There have been no advance, take or pay or other prepayments received by Seller with respect to its interest in the Conveyed Assets that would obligate Seller or Buyer to deliver Hydrocarbon production from the Properties after the Effective Time without receiving full payment therefor.
3.14    Environmental Matters.

(a)
Except as set forth in Schedule 3.14(a), with respect to the Properties, Seller has not entered into, or is not subject to, any written agreements, consents, orders, decrees, judgments, license or permit conditions, or other written directives of any Governmental Body in existence as of the Closing Date based on any Environmental Laws that require any remediation or other change in the present conditions of any of the Properties.

(b)
Except as set forth in Schedule 3.14(b), Seller has not received any written notice from any Person of any actual or alleged violation of or non-compliance in any material respect by Seller or the Properties with any Environmental Law or the terms of any environmental permits, licenses, orders, approvals, variances, waivers, franchises, rights or other authorizations issued pursuant thereto.

(c)
All material written reports (including any tests and analyses) or studies specifically addressing environmental matters, in each case, (i) prepared by a Third Party, (ii) related to Seller’s ownership or operation of the Properties, and (iii) in Seller’s or its Affiliates’ possession, have been made available to Buyer.

(d)
Notwithstanding anything to the contrary in this Agreement, the representations contained in this Section 3.14 are the sole and exclusive representations and warranties made by Seller in any way related to environmental matters or Environmental Laws or otherwise to the physical condition of the Leases and Wells.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Seller, as of the Closing Date, as follows:
4.01    Organization and Good Standing. Buyer is a limited partnership duly organized, validly existing, and in good standing under the laws of Delaware and is duly qualified to do business and is in good standing in each jurisdiction in which the Properties are located. Buyer has the power and authority, and is qualified with all applicable Governmental Bodies, to be able to acquire and own the Conveyed Assets and to conduct business in the States where the Leases or Wells are located.
4.02    Authority; No Conflict.

(a)
The execution, delivery, and performance of this Agreement and the Contemplated Transactions have been duly and validly authorized by all necessary partnership action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and at the Closing all instruments executed and delivered by Buyer at or in connection with the Closing shall have been duly executed and delivered by Buyer. This Agreement and the Contemplated Transactions constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally and by general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).

(b)
Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer shall, directly or indirectly (with or without notice or lapse of time or both), contravene, conflict with, or result in a violation of (i) any provision of the Organizational Documents of Buyer, (ii) any resolution adopted by the board of managers or members of Buyer, (iii) any material agreement or instrument to which Buyer is a party, or (iv) any Order applicable to Buyer as a party in interest.

4.03    Legal Proceedings. There is no Proceeding pending or Threatened against Buyer that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, Buyer’s ability to consummate the Contemplated Transactions and perform its obligations hereunder and pursuant to any transaction document delivered in connection herewith.

4.04    Governmental Consent. No consent, approval, or authorization of, or designation, or filing with, any Governmental Body is required on the part of Buyer in connection with the valid execution and delivery of this Agreement or the consummation of transactions contemplated hereby, except any Customary Post-Closing Consents.
4.05    Accredited Investor. Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended. Buyer is not acquiring the Conveyed Assets in connection with a distribution or resale thereof in violation of federal or state securities laws and the rules and regulations thereunder.
4.06    Basis of Buyer’s Decision. Buyer is an experienced and knowledgeable investor in the oil and gas business. By reason of such knowledge and experience in the evaluation, acquisition, and operation of oil and gas properties, Buyer has evaluated the merits and the risks of purchasing the Conveyed Assets from Seller and has formed an opinion based solely on Buyer’s knowledge and experience, Buyer’s due diligence, and Seller’s representations and warranties contained in this Agreement and not on any other representations or warranties by Seller. In making its decision to enter into this Agreement, Buyer has made its own independent investigation and evaluation of Seller and the Properties and the advice of its own legal, Tax, economic, environmental, engineering, geological and geophysical advisors, and Buyer has not relied and shall not rely on any statements, comments, projections or other material made or given by Seller, its Affiliates or any of their Representatives (other than those representations and warranties of Seller contained in Article 3 of this Agreement) in making its decision to enter into this Agreement or to close the Contemplated Transactions, and Seller shall have no liability to Buyer under this Agreement for its reliance on any information regarding Seller or the Properties that is not contained in this Agreement.
4.07    Brokers. None of Buyer or any of its Affiliates has incurred any obligation or liability, contingent or otherwise, for broker’s or finder’s fees with respect to the Contemplated Transactions other than obligations that are the sole responsibility of Buyer.
4.08    Financial Ability. Buyer has sufficient cash, available lines of credit, or other sources of immediately available funds (in Dollars) to enable it to deliver the amounts due at the Closing and to take such other actions as may be required to consummate the Contemplated Transactions and timely pay and perform Buyer’s obligations under this Agreement and any other agreements entered into in connection with the Contemplated Transactions.
4.09    Bankruptcy. There are no bankruptcy, reorganization, receivership, or similar arrangement proceedings pending or being contemplated by Buyer or, to Buyer’s Knowledge, Threatened against Buyer, Buyer’s direct parent or any direct or indirect subsidiary of Buyer. Buyer is, and will be immediately after giving effect to the Contemplated Transactions, solvent.
ARTICLE 5
INDEMNIFICATION; REMEDIES; DISCLAIMER

5.01    Survival.

(a)
The covenants and agreements of the Parties set forth herein shall survive the Closing in accordance with their terms until fully performed; provided, however, the covenants and agreements of Seller in Section 7.02(b) shall continue until the 30th day following the expiration of the applicable statute of limitations (including any extension thereof). All Buyer representations and warranties contained in this Agreement shall survive the Closing indefinitely. All Seller representations and warranties contained in this Agreement shall survive the Closing and continue for twelve (12) months following the Closing Date, except:

(i)	the representations and warranties in Sections 3.01, 3.02, 3.03, and 3.06, (collectively, the “Fundamental Representations”) shall continue indefinitely;

(ii)	the representations and warranties in Section 3.04 shall continue until the 30th day following the expiration of the applicable statute of limitations (including any extension thereof); and

(iii)
the special warranty of Defensible Title by, through and under Seller and its Affiliates as set forth in the Instrument of Conveyance shall survive the Closing and continue for twenty four (24) months following the Closing Date.

(b)
Notwithstanding anything to the contrary herein, the indemnities in Sections 5.02(a), 5.02(b), 5.03(a), and 5.03(b) shall survive the Closing and terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification thereunder, except in each case as to matters for which a specific written claim for indemnity has been delivered to the indemnifying Person on or before such termination date. The indemnities in Section 5.02(c) (other than with respect to subpart (b) of the definition of Retained Obligations which such indemnities shall survive Closing and remain in full force and effect until the 30th day following the expiration of the applicable statute of limitations (including any extension thereof)) shall survive the Closing and expire and terminate on the date that is three (3) years after the Closing Date, except in each case as to matters for which a specific written claim for indemnity has been delivered to the indemnifying Person on or before such termination date. The indemnities in Sections 5.02(d), 5.03(c), and 5.03(d) shall survive Closing and remain in full force and effect indefinitely.

5.02    Indemnification by Seller. Except as otherwise limited in this Article 5, from and after the Closing, Seller shall defend, release, indemnify, and hold harmless Buyer Group from and against any and all Damages incurred, suffered, or paid by, or asserted against, or resulting to any of the Buyer Group arising from, based upon, related to, or associated with:

(a)	any Breach of any representation or warranty made by Seller in this Agreement;

(b)	any Breach by Seller of any covenant, obligation, or agreement of Seller in this Agreement;

(c)	the Retained Obligations; and

(d)	the Excluded Assets.
Notwithstanding anything to the contrary contained in this Agreement, except in the case of fraud and except for Buyer’s rights under the special warranty of Defensible Title in the Instrument of Conveyance, the remedies provided in this Article 5, and in Section 7.13 are Buyer Group’s sole and exclusive legal remedies with respect to any all Damages or other liabilities under, arising out of or in connection with this Agreement and the Contemplated Transactions, including Seller’s Breaches of the representations, warranties, covenants, obligations and agreements contained in this Agreement, all other legal rights and remedies being expressly waived by Buyer Group. Except in the case of fraud and except for Buyer’s rights under the special warranty of Defensible Title in the Instrument of Conveyance, and the remedies provided in this Section 5.02 and in Section 7.13, EFFECTIVE AS OF CLOSING, BUYER (ON BEHALF OF ITSELF AND THE OTHER BUYER GROUP MEMBERS) DOES HEREBY RELEASE, REMISE AND FOREVER DISCHARGE THE SELLER GROUP FROM ANY AND ALL DAMAGES WHATSOEVER, AT LAW OR IN EQUITY, KNOWN OR UNKNOWN, WHICH BUYER OR ANY OTHER BUYER GROUP MEMBER MIGHT NOW OR SUBSEQUENTLY MAY HAVE, BASED ON, RELATING TO OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, THE CONTEMPLATED TRANSACTIONS, THE OWNERSHIP, USE OR OPERATION OF THE PROPERTIES OR CONVEYED ASSETS PRIOR TO THE CLOSING, OR THE CONDITION, QUALITY, STATUS OR NATURE OF THE PROPERTIES OR CONVEYED ASSETS, INCLUDING RIGHTS TO CONTRIBUTION, COST RECOVERY OR OTHER CLAIMS UNDER ANY ENVIRONMENTAL LAW, BREACHES OF STATUTORY OR IMPLIED WARRANTIES, NUISANCE OR OTHER TORT ACTIONS, RIGHTS TO PUNITIVE DAMAGES OR OTHER SPECIAL DAMAGES, COMMON LAW RIGHTS OF CONTRIBUTION, AND RIGHTS UNDER INSURANCE MAINTAINED BY SELLER OR ITS AFFILIATES, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF SELLER OR ANY SELLER GROUP MEMBER.
5.03    Indemnification by Buyer. Except as otherwise limited in this Article 5, from and after the Closing, Buyer shall defend, release, indemnify, and hold harmless Seller Group from and against any and all Damages arising from, based upon, related to, or associated with:

(a)	any Breach of any representation or warranty made by Buyer in this Agreement;

(b)	any Breach by Buyer of any covenant, obligation, or agreement of Buyer in this Agreement;

(c)
Buyer’s due diligence and any inspections by any of Buyer Group of the Seller’s property (including the Properties) prior to the Closing Date, including any Damages that any member of Buyer Group or any of their respective executors, or assigns, or any Third Parties may assert against Seller, based upon injury to person, including death, or to property, WHETHER OR NOT BASED UPON STRICT LIABILITY OR CAUSED BY THE SOLE OR CONCURRENT NEGLIGENCE (WHETHER ACTIVE OR PASSIVE) OF SELLER GROUP, OR ANY PERSON OR ENTITY; PROVIDED THAT THIS SECTION 5.03(C) SHALL NOT APPLY TO ANY DAMAGES TO THE EXTENT SUCH DAMAGES WERE CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY MEMBER OF SELLER GROUP; and

(d)	the Assumed Liabilities.
Notwithstanding anything to the contrary contained in this Agreement, the remedies provided in this Article 5 and in Section 7.13 are Seller Group’s exclusive legal remedies for Buyer’s Breaches, all other legal rights and remedies being expressly waived by Seller Group. Buyer shall have no obligation to indemnify any of the Seller Group for any Damages for which Seller is obligated to indemnify Buyer Group pursuant to Section 5.02.
5.04    Time Limitations. Neither Seller nor Buyer shall have any liability (for indemnification or otherwise) with respect to any Breach of any representation, warranty, covenant, obligation, or agreement under this Agreement unless, before the expiration of the applicable survival period set forth in Section 5.01 with respect to such representation, warranty, covenant, obligation, or agreement, the Party entitled to indemnification pursuant to Section 5.02 or Section 5.03 makes a claim for indemnification by delivering a notice of claim for indemnification hereunder to the applicable indemnifying Party, specifying in reasonable detail, to the extent known by such indemnified Party, the nature and basis for such claim, in which event any representation or warranty that would otherwise terminate in accordance with Section 5.01 shall continue to survive until the claim for indemnification thereunder has been satisfied or otherwise resolved in accordance with this Agreement.
5.05    Limitations on Indemnification.

(a)
Seller shall have no liability under Section 5.02(a), other than with respect to any Fundamental Representations or the representations and warranties in Section 3.04, for any individual indemnification claim of Buyer until (i) the amount of Damages under such individual indemnification claim exceeds One Hundred Thousand Dollars ($100,000), and (ii) the total amount of all Damages for all individual indemnification claims exceeding One Hundred Thousand Dollars ($100,000) indemnified thereunder exceeds a deductible (not a threshold) of one and twenty-five hundredths percent (1.25%) of the Purchase Price, and then Seller shall be liable for only the amount by which the total of such Damages exceeds such one and twenty-

five hundredths percent (1.25%) deductible. Seller shall have no liability for any Damages pursuant to Section 5.02(a), other than with respect to the Fundamental Representations or the representations and warranties in Section 3.04, that exceed ten percent (10%) of the Purchase Price.

(b)
Notwithstanding anything to the contrary hereunder, in no event shall Seller’s aggregate liability under this Agreement and otherwise in connection with the Contemplated Transactions exceed one hundred percent (100%) of the Purchase Price.

(c)	The amount of any indemnification provided under Section 5.02 or 5.03 shall be net of any amounts actually recoverable by the indemnified Person under insurance policies (net of any collection costs).

(d)
Notwithstanding anything stated herein to the contrary: neither Party will have any liability to the other Party or such other Party’s indemnified Persons under this Article 5 with respect to any item for which an adjustment has already been made to the Purchase Price under the terms of this Agreement.

(e)
Any indemnity payments made by a Party pursuant to this Article 5 shall be treated as an adjustment to the Purchase Price for federal, state and local income tax purposes unless otherwise required by applicable Legal Requirements.

(f)
To the extent of the indemnification obligations in this Agreement, Buyer and Seller hereby waive for themselves and their respective successors and assigns, including any insurers, any rights to subrogation for Damages for which such Party is liable or against which such Party indemnifies any other Person under this Agreement. If required by applicable insurance policies, each Party shall use commercially reasonable efforts to obtain a waiver of such subrogation from its insurers.

(g)
Notwithstanding anything to the contrary contained in this Agreement, the Buyer Group and Seller Group shall be entitled to indemnification in accordance with this Agreement in respect of any breach of or inaccuracy in any representation or warranty of the Seller (in the case of the Buyer Group) or the Buyer (in the case of Seller Group) notwithstanding that any member of the Buyer Group or Seller Group, as the case may be, had knowledge of such breach of or inaccuracy in such representation or warranty on or prior to the Closing Date or any investigation made by such Buyer Group or Seller Group, as the case may be, prior to the Closing Date.

5.06    Indemnification Actions. All claims for indemnification under Section 5.02 or Section 5.03 shall be asserted and resolved as follows:

(a)
To make a claim for indemnification under Section 5.02 or Section 5.02, an indemnified Person shall notify the indemnifying Party of its claim, including reasonably specific details of and the basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a Third Party against the indemnified Person (a “Claim”), the indemnified Person shall provide its Claim Notice promptly after the indemnified Person has actual knowledge of the Claim and shall enclose a copy of all papers (if any) served with respect to the Claim; provided that the failure of any indemnified Person to give notice of a Claim as provided in this Section 5.06 shall not relieve the indemnifying Party of its obligations under Section 5.06 except to the extent such failure materially prejudices the indemnifying Party’s ability to defend against the Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.

(b)
In the case of a claim for indemnification based upon a Claim, the indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to notify the indemnified Person whether it admits or denies its obligation to defend the indemnified Person against such Claim under this Article 5. If the indemnifying Party does not notify the indemnified Person within such thirty (30) day period regarding whether the indemnifying Party admits or denies its obligation to defend the indemnified Person, it shall be conclusively deemed obligated to provide such indemnification hereunder. The indemnified Person is authorized, prior to and during such thirty (30) day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the indemnifying Party and that is not prejudicial to the indemnifying Party.

(c)
If the indemnifying Party admits its obligation, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Claim. The indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof (subject to the limitations as further provided herein). If requested by the indemnifying Party, the indemnified Person agrees to reasonably cooperate in contesting any Claim that the indemnifying Party elects to contest (provided, however, that the indemnified Person shall not be required to bring any counterclaim or cross-complaint against any Person). The indemnified Person may participate in, but not control, any defense or settlement of any Claim controlled by the indemnifying Party pursuant to this Section 5.03(c). An indemnifying Party shall not, without the written consent of the indemnified Person, settle any Claim or consent to the entry of any judgment with respect thereto that (i) does not result in a full and final resolution of the indemnified Person’s liability with respect to the Claim (including, in the case of a settlement, an unconditional written release of the indemnified Person from all further liability in respect of such Claim) or (ii) may adversely affect the indemnified Person (other than as a result of money damages covered by the indemnity).

(d)
If the indemnifying Party does not admit its obligation or admits its obligation but fails to diligently defend or settle the Claim, then the indemnified Person shall have the right to defend against the Claim (at the sole cost and expense of the indemnifying Party, if the indemnified Person is entitled to indemnification hereunder), with counsel of the indemnified Person’s choosing. If the indemnifying Party has not yet admitted its obligation to indemnify the indemnified Person, the indemnified Person shall send written notice to the indemnifying Party of any proposed settlement and the indemnifying Party shall have the option for ten (10) days following receipt of such notice to %4. admit in writing its obligation for indemnification with respect to such Claim and %4. if its obligation is so admitted, assume the defense of the Claim, including the power to reject the proposed settlement in its reasonable judgment. If the indemnified Person settles any Claim over the objection of the indemnifying Party after the indemnifying Party has timely admitted its obligation for indemnification in writing and assumed the defense of the Claim, the indemnified Person shall be deemed to have waived any right to indemnity therefor.

(e)
In the case of a claim for indemnification not based upon a Claim, the indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to %4. cure the Damages complained of, %4. admit its obligation to provide indemnification with respect to such Damages or %4. dispute the claim for such Damages. If the indemnifying Party does not notify the indemnified Person within such thirty (30) day period that it has cured the Damages or that it disputes the claim for such Damages, the indemnifying Party shall be conclusively deemed obligated to provide indemnification hereunder.

5.07    Disclaimer.

(a)
NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN ARTICLE 3 OR THE SPECIAL WARRANTY OF DEFENSIBLE TITLE IN THE INSTRUMENT OF CONVEYANCE, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, AND DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT, OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER (INCLUDING ANY OPINION, INFORMATION, OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER OR ITS AFFILIATES OR REPRESENTATIVES BY ANY RESPECTIVE AFFILIATE OR REPRESENTATIVE OF SELLER OR BY ANY INVESTMENT BANK OR INVESTMENT BANKING FIRM, ANY PETROLEUM ENGINEER OR ENGINEERING FIRM, SELLER’S COUNSEL, OR ANY OTHER AGENT, CONSULTANT, OR REPRESENTATIVE OF SELLER). WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN ARTICLE 3 OR THE SPECIAL WARRANTY OF DEFENSIBLE TITLE IN THE INSTRUMENT OF CONVEYANCE, SELLER EXPRESSLY DISCLAIMS AND NEGATES ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE, OR OTHERWISE, RELATING TO %3. THE TITLE TO ANY OF THE CONVEYED ASSETS, %3. THE CONDITION

OF THE PROPERTIES (INCLUDING ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS), IT BEING DISTINCTLY UNDERSTOOD THAT THE CONVEYED ASSETS ARE BEING SOLD “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS AS TO ALL MATTERS,” %3. ANY INFRINGEMENT BY SELLER OF ANY PATENT OR PROPRIETARY RIGHT OF ANY THIRD PARTY, %3. ANY INFORMATION, DATA, OR OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED TO BUYER BY OR ON BEHALF OF SELLER (INCLUDING THE EXISTENCE OR EXTENT OF HYDROCARBONS OR THE MINERAL RESERVES), THE RECOVERABILITY OF SUCH RESERVES, ANY PRODUCT PRICING ASSUMPTIONS AND THE ABILITY TO SELL HYDROCARBON PRODUCTION AFTER THE CLOSING, %3. THE ENVIRONMENTAL CONDITION AND OTHER CONDITIONS OF THE PROPERTIES AND ANY POTENTIAL LIABILITY ARISING FROM OR RELATED TO THE CONVEYED ASSETS; %3. THE EXISTENCE OF ANY PROSPECT, RECOMPLETION, INFILL, OR STEP-OUT DRILLING OPPORTUNITIES, %3. ANY ESTIMATES OF THE VALUE OF THE CONVEYED ASSETS.

(b)
BUYER ACKNOWLEDGES THAT THE PROPERTIES HAVE BEEN USED FOR EXPLORATION, DEVELOPMENT, AND PRODUCTION OF OIL AND GAS AND THAT EQUIPMENT AND SITES INCLUDED IN THE PROPERTIES MAY CONTAIN ASBESTOS, NORM OR OTHER HAZARDOUS MATERIALS. NORM MAY AFFIX OR ATTACH ITSELF TO THE INSIDE OF WELLS, MATERIALS, AND EQUIPMENT AS SCALE, OR IN OTHER FORMS. THE WELLS, MATERIALS, AND EQUIPMENT LOCATED ON THE LANDS COVERED BY THE LEASES OR INCLUDED IN THE PROPERTIES MAY CONTAIN NORM AND OTHER WASTES OR HAZARDOUS MATERIALS. NORM CONTAINING MATERIAL AND/OR OTHER WASTES OR HAZARDOUS MATERIALS MAY HAVE COME IN CONTACT WITH VARIOUS ENVIRONMENTAL MEDIA, INCLUDING AIR, WATER, SOILS OR SEDIMENT. SPECIAL PROCEDURES MAY BE REQUIRED FOR THE ASSESSMENT, REMEDIATION, REMOVAL, TRANSPORTATION, OR DISPOSAL OF ENVIRONMENTAL MEDIA, WASTES, ASBESTOS, NORM AND OTHER HAZARDOUS MATERIALS FROM THE PROPERTIES.

(c)
Buyer acknowledges and affirms that it has made its own independent investigation, analysis, and evaluation of the Contemplated Transactions and the Conveyed Assets (including Buyer’s own estimate and appraisal of the extent and value of Seller’s Hydrocarbon reserves attributable to the Conveyed Assets and an independent assessment and appraisal of the environmental risks associated with the acquisition of the Conveyed Assets). Buyer acknowledges that in entering into this Agreement, it has relied on the aforementioned investigation and the express representations and warranties of Seller contained in this Agreement and the Instrument of Conveyance.

(d)
SELLER AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LEGAL REQUIREMENTS TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSE OF ANY APPLICABLE LEGAL REQUIREMENT.

5.08    Compliance With Express Negligence Test. THE PARTIES AGREE THAT THE OBLIGATIONS OF THE INDEMNIFYING PARTY TO RELEASE, DEFEND, INDEMNIFY AND HOLD HARMLESS THE INDEMNIFIED PARTY SHALL BE WITHOUT REGARD TO THE NEGLIGENCE OR STRICT LIABILITY OF THE INDEMNIFIED PARTY, WHETHER THE NEGLIGENCE OR STRICT LIABILITY IS ACTIVE, PASSIVE, JOINT, CONCURRENT, COMPARATIVE, CONTRIBUTORY, OR SOLE, EXCEPT TO THE EXTENT SUCH DAMAGES WERE OCCASIONED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE INDEMNIFIED PARTY OR ANY MEMBER OF THE SELLER GROUP (IF SELLER IS THE INDEMNIFIED PARTY) OR BUYER GROUP (IF BUYER IS THE INDEMNIFIED PARTY), AS APPLICABLE, IT BEING THE PARTIES’ INTENTION THAT DAMAGES ARISING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE INDEMNIFIED PARTY OR ANY MEMBER OF THE SELLER GROUP (IF SELLER IS THE INDEMNIFIED PARTY) OR BUYER GROUP (IF BUYER IS THE INDEMNIFIED PARTY), AS APPLICABLE, NOT BE COVERED BY THE INDEMNIFICATIONS IN THIS AGREEMENT. The foregoing is a specifically bargained for allocation of risk among the Parties, which the Parties agree and acknowledge satisfies the express negligence rule and conspicuousness requirement under Texas law.
5.09    Limitations of Liability. Notwithstanding anything to the contrary contained in this Agreement, in no event shall Seller or Buyer ever be liable for any consequential, special, indirect, exemplary, or punitive damages relating to or arising out of the Contemplated Transactions or this Agreement; provided, however, that any consequential, special, indirect, exemplary, or punitive damages recovered by a third-party (including a Governmental Body, but excluding any Affiliate of any Seller Group member or Buyer Group member, as applicable) against a Person entitled to indemnity pursuant to this Article 5 shall be included in the Damages recoverable under such indemnity.
5.10    Waiver of Right of Rescission. Seller and Buyer acknowledge that, following the Closing, the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breaches of any representation, warranty, covenant or agreement contained herein or in any document to be delivered pursuant to this Agreement or for any other claims arising in connection with or with respect to the transactions contemplated by this Agreement. As the payment of money shall be adequate compensation, following the Closing, Buyer and Seller waive any right to rescind this Agreement or any of the transactions contemplated hereby.
ARTICLE 6
CONVEYED ORRI REPURCHASE RIGHT
6.01    Conveyed ORRI Repurchase Right.

(a)
From and after the Closing Date and for a period of three (3) years thereafter (the “Repurchase Period”), Seller shall have the right by delivering written notice to Buyer to repurchase all (but not less than all) of Buyer’s interest in the Conveyed Assets for the applicable Repurchase Price (as determined on the date the repurchase notice is provided hereunder) (the “Conveyed ORRI Repurchase Right”). Additionally, if Seller undergoes a Seller Change of Control during such Repurchase Period, Buyer shall have the option to require Seller to exercise the Conveyed ORRI Repurchase Right in connection with the consummation of such Seller Change of Control. Such option is exercisable within thirty (30) days of written notice from Seller to Buyer of the consummation of such Seller Change of Control. In the event Buyer elects to exercise such option, Buyer must send written notice to Seller of its election during such thirty (30) day period. If Buyer does not send written notice to Seller of such election during such thirty (30) day period, then Buyer shall be deemed to have waived such option. In the event Buyer timely elects such option, Seller shall pay the Repurchase Price with thirty (30) days of Seller’s receipt of Buyer’s written election.

(b)	As used herein, the “Repurchase Price” shall mean:

(i)
until the second (2nd) anniversary of the Closing Date, an amount equal to (a) 1.5, multiplied by the Purchase Price paid by Buyer with respect to the Conveyed Assets, less (b) the aggregate proceeds from the sale of Hydrocarbons produced from the Conveyed Assets and received by Buyer as of such date; and

(ii)
from and after the second (2nd) anniversary of the Closing Date until the expiration of the Repurchase Period, an amount equal to (a) 1.75, multiplied by the Purchase Price paid by Buyer with respect to the Conveyed Assets, less (b) the aggregate proceeds from the sale of Hydrocarbons produced from the Conveyed Assets and received by Buyer as of such date.

provided that, Seller shall not be permitted to exercise the Conveyed ORRI Repurchase Right hereunder unless Seller has previously exercised (or contemporaneously with the Conveyed ORRI Repurchase Right has properly exercised) the right of Seller to repurchase certain assets and properties conveyed to Winkler Lea WI, L.P. as set forth in Section 6.03 of that certain Purchase and Sale Agreement dated of even date herewith by and between Seller and Winkler Lea WI, L.P., as the same may be amended from time to time.

To the extent that Seller elects to exercise such Conveyed ORRI Repurchase Right, Buyer shall assign and convey the Conveyed Assets to Seller free and clear of all liens, claims or Encumbrances arising by, through or under Buyer and its Affiliates (other than Permitted Encumbrances, mutatis mutandis), but not otherwise, and such assignment shall contain a special warranty of Defensible Title.

(c)
Until the end of the Repurchase Period, Buyer may not directly, or indirectly, Transfer all or any part of the Conveyed Assets (other than to Seller under Section 6.01(a) above) to any Person, without Seller’s prior written consent, which consent Seller may grant or withhold in its sole discretion. Following the end of the Repurchase Period, Buyer may Transfer all or any part of its right, title or interest in the Conveyed Assets to any Person without the consent of Seller.

ARTICLE 7
GENERAL PROVISIONS
7.01    Records. Buyer, at Seller’s sole cost and expense, shall be entitled to copies of all Records and documents relating to the Conveyed Assets that are in Seller’s or its Affiliate’s possession or control; excluding, however, the Excluded Records. Seller shall deliver copies of Records (excluding any Records already in the possession of Buyer) currently maintained in digital or electronic format to Buyer within ten (10) days of Closing, and Seller shall deliver to Buyer all other copies of Records but excluding any Records already in the possession of Buyer within thirty (30) days after Closing. Buyer may retain all originals of the Records.
7.02    Expenses.

(a)
Except as otherwise expressly provided in this Agreement and subject to Buyer’s right to offset the Buyer Transaction Expense Amount pursuant to Section 2.04(b)(i), each Party to this Agreement shall bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. However, the prevailing Party in any Proceeding brought under or to enforce this Agreement shall be entitled to recover court costs and reasonable attorneys’ fees from the non-prevailing Party, in addition to any other relief to which such Party is entitled.

(b)
All Transfer Taxes and all required documentary, filing, and recording fees and expenses in connection with the filing and recording of the assignments, conveyances or other Instrument of Conveyance required to convey title to the Conveyed Assets to Buyer shall be borne by Buyer. Buyer and Seller further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Body or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed in connection with the transactions contemplated hereby. Seller shall retain responsibility for, and shall bear and pay, all Asset Taxes assessed with respect to the ownership and operation of the Conveyed

Assets for (i) any period ending prior to the Effective Time and (ii) the portion of any Straddle Period ending immediately prior to the date on which the Effective Time occurs. All Asset Taxes with respect to the ownership or operation of the Conveyed Assets arising on or after the Effective Time (including all Straddle Period Asset Taxes not apportioned to Seller) shall be allocated to and borne by Buyer. For purposes of allocation between the Parties of Asset Taxes assessed with respect to the ownership and operation of the Conveyed Assets that are payable with respect to Straddle Periods, the Asset Taxes shall (i) in the case of such Asset Taxes that are based upon or related to income or receipts or imposed on a transactional basis such as severance or production taxes, be allocated based on revenues from sales occurring before the Effective Time (which shall be Seller’s responsibility) and from and after the Effective Time (which shall be Buyer’s responsibility); and (ii) in the case of other Asset Taxes, be allocated pro rata per day between the period immediately prior to the Effective Time (which shall be Seller’s responsibility) and the period beginning at the Effective Time (which shall be Buyer’s responsibility). For purposes of clause (i) of the preceding sentence, any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated pro rata per day between the period ending immediately prior to the Effective Time and the period beginning at the Effective Time. Upon determination of the actual amount of Asset Taxes, timely payments will be made by Seller or Buyer, as applicable, to the extent necessary such that each Party bears the amount of Asset Taxes that are allocable to such Party under this Section 7.02(b). Any allocation of Asset Taxes between the Parties shall be in accordance with this Section 7.02(b).

(c)
From and after Closing, Buyer shall file any Tax Return with respect to Asset Taxes assessed with respect to the ownership of the Conveyed Assets attributable to a Straddle Period and shall pay any such Asset Taxes shown due and owing on such Tax Return, subject to Buyer’s right of reimbursement for any such Asset Taxes for which Seller is responsible under Section 7.02(b). Within fifteen (15) days prior to filing, Buyer shall deliver to Seller a draft of any such Straddle Period Tax Return for Seller’s review and approval (which approval will not be unreasonably withheld, conditioned or delayed).

(d)
Any payments made to any Party pursuant to this Article 7 shall constitute an adjustment to the Purchase Price for tax purposes and shall be treated as such by Buyer and Seller on their respective Tax Returns to the extent permitted by any Legal Requirement.

(e)
Buyer and Seller agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to the Conveyed Assets, including, without limitation, access to books and records, as is reasonably necessary for the filing of all Tax Returns by Buyer or Seller, the making of any election relating to Taxes, the preparation for any audit by any Governmental Body and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Each of Buyer and Seller shall retain all books and records with respect to Taxes pertaining to the Conveyed Assets for a period of at least seven (7) years following the Closing Date. Buyer and Seller shall cooperate fully with each other in the conduct of any audit, litigation or other proceeding relating to Taxes involving the Conveyed Assets or the Tax Allocation.

(f)
Seller shall promptly notify Buyer in writing upon receipt by Seller of notice of any pending or Threatened Tax audits or assessments relating to the income, properties or operations of Seller that reasonably may be expected to relate to or give rise to a lien on the Properties. Buyer and Seller shall promptly notify the other in writing upon receipt of notice of any pending or Threatened Tax audit or assessment challenging the Tax Allocation.

7.03    Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and (a) delivered by hand (with written confirmation of receipt), (b) delivered by electronic mail upon affirmative reply by the intended recipient that such e-mail was received (provided that an automated response from the email account or server of the intended recipient shall not constitute affirmative reply), (c) one Business Day after delivery to an overnight courier of national reputation, freight prepaid or (d) mailed by U.S. Express Mail or by certified or registered United States Mail with all postage fully prepaid, in each case to the appropriate recipients and addresses set forth below (or to such other recipients and addresses as a Party may designate by notice to the other Party):
NOTICES TO BUYER:
Winkler Lea Royalty, L.P.
c/o Varde Partners
609 Main Street, Suite 3925
Houston, TX 77002
Attention: Markus Specks
Email: mspecks@varde.com

With a copy to, which shall not constitute notice to Buyer:
Kirkland & Ellis LLP
609 Main Street, 45th Floor
Houston, TX 77002
Attention: Rahul D. Vashi
Email: rahul.vashi@kirkland.com

NOTICES TO SELLER:
Lilis Energy, Inc.
201 Main Street, Suite 1351

Fort Worth, TX 76102
Attention: Joe Daches
Email: jdaches@lilisenergy.com
With a copy to, which shall not constitute notice to Buyer:
Porter Hedges LLP
1000 Main St., 36th Floor
Houston, TX 77002
Attention: McCaleb (Mac) Marshall
Email: mmarshall@porterhedges.com
Any notice given in accordance herewith shall be deemed to have been given only when delivered or transmitted during normal business hours on a Business Day (or if delivered or transmitted after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day), or upon actual receipt by the addressee during normal business hours on a Business Day after such notice has either been delivered to an overnight courier (or if delivered after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day). If a date specified herein for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.
7.04    Further Assurances. The Parties agree (a) to furnish upon request to each other such further information, (b) to execute, acknowledge, and deliver to each other such other documents, and (c) to do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.
7.05    No Waiver. Neither the failure nor any delay by either Party in exercising any right, power, or privilege under this Agreement shall operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege shall preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable Legal Requirements, failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to its obligations under this Agreement, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.
7.06    Entire Agreement. This Agreement (and the Exhibits and Schedules hereto), and the documents to be executed under this Agreement at the Closing constitute the entire agreement between the Parties pertaining to the subject matter of this Agreement and supersede all prior discussions, communications, and agreements (whether oral or written)

between the Parties with respect to the subject matter of this Agreement and the documents to be executed under this Agreement at the Closing.
7.07    Assignments, Successors, and No Third-Party Rights. Neither Party may assign such Party’s rights nor delegate such Party’s duties under this Agreement without the express written consent of the other Party to this Agreement, and no such assignment shall release the assigning Party from any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall apply to, be binding in all respects upon, and inure to the benefit of the respective successors and permitted assigns of the Parties. Except for (a) the Buyer Group and Seller Group, each of which are third-party beneficiaries of this Agreement for the purposes of the indemnification provisions of Article 5, and (b) the No-Recourse Parties, each of which are third-party beneficiaries of this Agreement for the purposes of Section 7.15, nothing expressed or referred to in this Agreement shall be construed to give any Person other than the Parties any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement; provided that only a Party will have the right to enforce the provisions of this Agreement on its own behalf or on behalf of any member of Buyer Group or Seller Group. In connection with the foregoing, each of Seller and Buyer may elect to exercise or not exercise indemnification rights under Article 5 on behalf of the other indemnified Persons affiliated with it in its sole discretion and shall have no liability to any such other indemnified Person for any action or inaction under this Section. This Agreement, any other agreement contemplated herein, and all provisions and conditions hereof and thereof, are for the sole and exclusive benefit of the Parties and their respective successors and permitted assigns.
7.08    Severability. If any provision of this Agreement is held invalid, illegal or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect, and the Parties shall negotiate in good faith to modify this Agreement so as to effect their original intent as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.
7.09    Article and Section Headings, Construction. The headings of Sections, Articles, Exhibits, and Schedules in this Agreement are provided for convenience only and shall not affect its construction or interpretation. All references to “Section,” “Article,” “Exhibit,” or “Schedule” refer to the corresponding Section, Article, Exhibit, or Schedule of this Agreement. Unless expressly provided to the contrary, the words “hereunder,” “hereof,” “herein,” and words of similar import are references to this Agreement as a whole and not any particular Section, Article, Exhibit, Schedule, or other provision of this Agreement. Each definition of a defined term herein shall be equally applicable both to the singular and the plural forms of the term so defined. All words used in this Agreement shall be construed to be of such gender or number, as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms and (in its various forms) means including without limitation. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. Unless expressly stated otherwise, the word “or” is not exclusive.

References to any Person include references to such Person’s successors and permitted assigns, and in the case of any Governmental Body, to any Person(s) succeeding to its functions and capacities. Any reference to any Legal Requirement shall be deemed also to refer to all rules, regulations and exemptions promulgated thereunder. The terms “Dollars” and “$” means U.S. dollars, the lawful currency of the U.S. Each Party has had substantial input into the drafting and preparation of this Agreement and has had the opportunity to exercise business discretion in relation to the negotiation of the details of the Contemplated Transactions. This Agreement is the result of arm’s-length negotiations from equal bargaining positions. This Agreement shall not be construed against either Party, and no consideration shall be given or presumption made on the basis of who drafted this Agreement or any particular provision hereof or who supplied the form of Agreement.
7.10    Governing Law. This Agreement and the relationship of the Parties with respect to the Contemplated Transactions shall be governed by the laws of the State of Texas without regard to conflicts of laws principles; provided that any matter relating to real property shall be governed by the laws of the State where such real property is located. ALL OF THE PARTIES HERETO CONSENT TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE FEDERAL COURTS OF THE UNITED STATES LOCATED IN HOUSTON, TEXAS OR THE STATE COURTS LOCATED IN HOUSTON, TEXAS FOR ANY ACTION ARISING OUT OF THIS AGREEMENT, THE TRANSACTION DOCUMENTS, OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO, OR FROM THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY SHALL BE EXCLUSIVELY LITIGATED IN SUCH COURTS DESCRIBED ABOVE HAVING SITES IN HOUSTON, TEXAS AND EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS SOLELY IN RESPECT OF ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT. EACH PARTY HERETO VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY.
7.11    Counterparts. This Agreement may be executed and delivered (including by e-mail transmission) in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.
7.12    Confidentiality. Buyer and Seller shall keep confidential, and cause their respective Affiliates and instruct their respective Representatives to keep confidential, all terms and provisions of this Agreement and any confidential or evaluative information (whether written or oral) provided to a party (the “Receiving Party”) in connection with the evaluation of the Properties and negotiation of this Agreement, in each case, except (a) as required by Legal Requirements; (b) for disclosures by any Receiving Party to such Receiving Party’s Affiliates, partners, members, directors, officers, employees, agents, advisors (including, without limitation, legal, financial and accounting advisors), current and potential debt and equity financing sources, controlling Persons, consultants and other representatives, and representatives of any of the foregoing; provided that all such Persons shall be instructed by such Receiving Party, prior to disclosure, to keep such information confidential pursuant to the terms hereof; (c) for information that is (i) known by the Receiving Party prior to the date such information was provided by the non-Receiving Party, (ii) acquired independently from a Third Party that the Receiving Party or its Affiliates or Representatives do not know to be bound by any confidentiality arrangement with the non-Receiving Party, (iii) independently developed by or on behalf of the Receiving Party without the use of any such confidential or evaluative information or (iv) available to the public on the Closing Date, or thereafter becomes available to the public other than as a result of a breach of this Section 7.12; and (d) to the extent that Buyer or Seller must disclose the same in any Proceeding brought by it to enforce its rights under this Agreement.
7.13    Specific Performance. The Parties agree that it shall be inadequate or impossible, or both, to measure in money the damage to any other aggrieved Party, if such Party fails to comply with any of its obligations under this Agreement, that every such obligation is material, and that in the event of any such failure, the aggrieved Party may not have an adequate remedy at law or in damages. Therefore, each Party consents to the issuance of an injunction or the enforcement of other equitable remedies against such Party at the suit of an aggrieved Party without the posting of any bond or other security, to compel specific performance of all of the terms of this Agreement and to prevent the breach of any terms of this Agreement, and, to the fullest extent permitted by applicable Legal Requirements, waives any defenses thereto, including the defenses of: (a) failure of consideration; (b) breach of any other provision of this Agreement; and (c) availability of relief in Damages.
7.14    Amendment. This Agreement may be amended, restated, supplemented or otherwise modified only by an instrument in writing executed by all of the Parties and expressly identified as an amendment, restatement, supplement or modification.
7.15    No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any document, agreement, or instrument delivered contemporaneously herewith, each Party, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the named Seller and Buyer hereto (and their respective successors and assigns, collectively, the “Recourse Parties”) shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith against (a) any former, current or future director, officer, agent, Affiliate, manager, incorporator, controlling Person, fiduciary, representative or employee of either Party (or any of the foregoing Persons’ successors or permitted assignees), (b) any former, current, or future general or limited partner, owner, manager, stockholder or member of Seller or Buyer (or any of the foregoing Persons’ successors or permitted assignees) or any Affiliate thereof or (c) any former, current or future director, owner, officer, agent, employee, Affiliate, manager, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including Seller or Buyer (each, but excluding for the avoidance of doubt, the Recourse Parties, a “No-Recourse Party”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of Buyer against the No-Recourse Parties, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other Legal Requirement, or otherwise; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any No-Recourse Party, as such, for any obligations of Seller or Buyer, as applicable, under this Agreement or the transactions contemplated hereby, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation.
7.16    Waiver of Consumer Rights. Each Party hereby waives any and all rights it might otherwise have under the Texas Deceptive Trade Practices Consumer Protection Act, Article 17.41 et seq., Texas Business and Commerce Code, a Legal Requirement that gives consumers special rights and protection, and under any similar consumer protection Laws of the State of Texas or any other State to the extent such similar Legal Requirements would otherwise apply. Each Party represents that it has had an adequate opportunity to review the preceding waiver provision, including the opportunity to submit the same to legal counsel for review and advice and after consultation with an attorney of its own selection voluntarily consents to this waiver, and understands the rights being waived herein.

[Signature Page Follows]
IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the Closing Date.

SELLER:
LILIS ENERGY, INC.
By: /s/ Joseph C. Daches
Joseph C. Daches
Interim Chief Executive Officer, President, Chief
Financial Officer and Treasurer

BUYER:
WINKLER LEA ROYALTY, L.P.
BY: WINKLER LEA ROYALTY GP LLC, ITS GENERAL PARTNER
BY: VARDE PARTNERS, INC., ITS MANAGER

By: /s/ Todd Jelen
Name: Todd Jelen
     Title:     Senior Managing Director

[Signature Page to Purchase and Sale Agreement]